Exhibit 10.3

CORPORATE OFFICE		DIVISION OFFICE
500 DOVER BLVD., STE. 310 LAFAYETTE, LOUISIANA 70505 TELEPHONE: (337) 984-2603 FAX: (337) 984-1082 WEBSITE: HTTP://WWW.PEIINC.COM EMAIL: PEI@PEIINC.COM	[LOGO]	SUITE 500 5850 SAN FELIPE HOUSTON, TEXAS 77097 TELEPHONE: 713-975-1971

March 21, 2003

Mike Mauceli
Reef Exploration, Inc.
1901 Central Expressway
Suite 300
Richardson, TX 75080

Bruce Jordan
Stokes & Spiehler, Inc.
111 Rue Jean Lafitte
Lafayette, LA 70508

Re:                               St. Mary Energy Co.; Matthew J. Guidry et al #1 Well (“Well”)(1) Erath Prospect (“Prospect”)
Vermilion Parish, Louisiana

Gentlemen:

This letter, when accepted by each of you in the space indicated below, shall constitute an agreement, hereinafter referred to as the TRS Agreement, among Triumph Energy, Inc. (“Triumph”), Reef Global Energy Ventures I, L.P. (“Reef”) and Stokes & Spiehler, Inc. (“SSI”), whom may also be hereinafter referred to collectively as TRS, regarding the above-described Prospect and Well, to-wit:

1.                                       ST. MARY ENERGY AGREEMENTS.     St. Mary Energy Company (“SMEC”), as Operator of the Well, which Well is currently drilling, has made available to Triumph a participating interest in the Well and Prospect equal to Ten percent (10%) of 8/8ths Working Interest and Seven and Eight-Tenths percent (7.80%) Net Revenue Interest, so that Triumph may earn an interest in the Well and Prospect (and the leases which make up that Prospect) all on the terms and conditions set out in the attached Participation Agreement and letter agreement entered into by and between SMEC and Triumph.

(1)    For purposes hereof, the Well shall include the named well and any substitute well thereafter drilled pursuant to the JOA.

Guidry # 1 Agreement

TEI Intitials:	/s/ DEC
Reef Initials:	/s/ MM
Stokes & Spiehler:	/s/ BJ

2.                                       PARTICIPATION OF PARTIES TO THE TRS AGREEMENT.   Triumph, Reef and SSI have agreed to participate in the 10% of 8/8ths working interest and resulting rights and obligations, in the following proportions:

Triumph                                                                                                   30% of 10% of 8/8ths WI = 3% of 8/8ths WI in well

Reef                                                                                                                        40% of l0% of 8/8thsWI = 4% of 8/8ths WI in well

SSI                                                                                                                              30% of 10% of 8/8ths WI = 3% of 8/8ths WI in well

3.                                       TRIUMPH AS AGENT.                   Because SMEC desires to limit the number of parties to whom notices and billing must be sent and the number of parties making elections, Triumph shall act as the temporary sole record owner of the interests to be assigned pursuant to the Participation Agreement, but in doing so Triumph shall act as agent for its own interest and that of Reef and SSI subject to the terms and conditions set forth in this agreement.  Triumph shall have no liability to Reef and/or SSI for any acts or omissions on its part, including failure to provide prompt notices, unless such acts or omissions involve gross negligence and/or willful misconduct. All parties acknowledge that Triumph is making its contractual participation interest available on the same terms as it received them. Notwithstanding anything herein to the contrary, TEI’s authority to bind Reef and SMI is limited specifically to those actions set out herein.

4.                                       PAYMENTS TO TRIUMPH.     Reef and SSI agree to pay to Triumph their proportionate shares of the St Mary Energy AFE Drilling Cost, Non-Operated Insurance coverage, and associated Prospect Cost within 24 hrs of signing this agreement. Costs are described in Exhibit “A”. Reef and SSI agree to promptly pay any accrued or additional well costs incurred by Triumph pursuant to the Participation Agreement (including costs already accrued and payable), based on invoices to be provided by Triumph, and SSI and Reef further agree to pay a like percentage of all subsequent well and/or land costs incurred by Triumph pursuant to the Participation Agreement and/or the Joint Operating Agreement (“JOA”) attached thereto as Exhibit “D”. All such payments of well costs shall be made to Triumph pursuant to invoice from Triumph to Reef and SSI, accompanied by any invoices and any supporting data supplied by SMEC to Triumph. The invoices issued by Triumph shall be due and payable within a period of time sufficient to enable Triumph to snake timely payment of the total invoices issued by SMEC without penalty. Triumph shall, upon request of Reef and/or SSI, provide evidence of such payment of the entirety of the SMEC invoice(s)

5.                                       NO TURNKEY OBLIGATIONS.     All parties acknowledge that the AFE identified in the Participation Agreement is an estimate only, and that no turnkey obligation exists as between SMEC and Triumph and/or between Triumph and Reef and SSI.

6.                                       ELECTIONS.     Upon the Well reaching Authorized Depth, as that term is defined in the Participation Agreement and/or JOA, Triumph shall have various elections as set out in the JOA and Participation Agreement. Similarly, pursuant to the JOA, after completion or abandonment of the Initial Test Well any party to the JOA may propose Additional Operations on the Prospect, including the sidetracking, deepening, or plugging back of the Initial Test Well, drilling a Substitute Test Well or development well. Such elections shall be subject to the following agreements among the parties hereto:

6.1                                 At any time Triumph is provided with an election, either in the Well, or to any Additional Operations as provided in the JOA, to participate or not participate in any optional procedure, Triumph shall promptly provide to Reef and SSI all information regarding such elections and the status of the Well which has been provided to Triumph.

6.2                                 The parties agree to promptly consult as to such elections as will be made, it being recognized that in all instances time is of the essence and elections must be made and communicated pursuant to the terms of the JOA, from notice to Triumph.

6.3                                 If all parties to this agreement elect either to participate in any such proposed operation, or to not participate, Triumph shall communicate such election in a timely manner to SMEC.  Any penalties which then applies under the Participation Agreement or JOA, including forfeiture of all interest in the Well and Prospect, shall apply to all of the parties hereto.

6.4                                 If any party to this agreement, including Triumph, should elect not to participate in any such operation, including an election not to complete the Well, the other parties to this agreement shall have the right to assume its proportionate share of the non-consenting party and any additional interest; if any, in which case Triumph agrees to communicate the resulting election of the group to SMEC as its own. Any such election shall, however, be subject to the terms and conditions of the JOA. To the extent permitted by the JOA or Participation Agreement, Triumph shall provide to each of the other parties hereto that have elected to participate in any such operation, a recordable assignment of the interest to which they would be entitled under this agreement and the Participation Agreement and JOA. Accordingly, the parties recognize that it may be necessary for Triumph to remain as nominate participant, while having no actual further economic interest in the Well.

6.5                                 If Triumph has elected not to participate in the completion of the Well, and Reef and/or SSI has elected to participate, and Triumph is not permitted to withdraw from the SMEC agreements and assign their interest to Reef and/or SSI, any such party electing to participate shall hold harmless, defend and indemnify Triumph from any and all liability for any subsequent obligations and risks related to the Well and Prospect, including, without limitation, all costs due to SMEC, and any costs arising out of any blowout or other loss of well control resulting in an expenditure of costs exceeding the estimated cost of such operation.

6.6                                 If at the time any election is to be made, either in the Well or any subsequent well, Additional Interests become available, due to the non-consent of other participants in the Well, Triumph shall make such information available to Reef and SSI and the parties shall independently determine the extent to which they elect to assume each party’s proportionate share and additional interest, if any, of the Additional Interests. (NOTE: this election should be under the same description of terms in the JOA) If an election is made by all the participants to this agreement to either assume the full extent of such Additional Interest, some or none of such interest, Triumph shall communicate to SMEC the extent of additional participation, if any, and any such participation shall be borne by the parties hereto in proportion to their elections.

6.7                                 If any of the parties hereto should make a non-uniform election as to the Additional Interests, such disparity of participation shall be accounted for among the parties hereto, i.e., the party or parties electing to acquire Additional Interests shall be responsible for the increased participation and shall hold harmless, defend and indemnify the remaining party or parties who have elected not to assume such additional participation. In such case this agreement shall be amended to reflect the revised participation of the parties in all costs thereafter incurred.

7.                                       INSURANCE.                     Triumph shall obtain from its insurer(s) any premium costs required to allow Triumph to add Reef and SSI to the coverage held by Triumph, as to all such insurance as Triumph is required to provide to SMEC, including blowout and general comprehensive liability coverage. Triumph has been advised that such coverage will be available from its carrier, subject to payment of the appropriate premium and timely notice to the carrier, accompanied by information as to the status of the well. It is expressly agreed and understood, however, that Triumph does not warrant the sufficiency of its coverage, nor does Triumph agree to hold harmless and indemnify either Reef and/or SSI in the event of a denial of coverage by any carrier, or the solvency of any such carrier. Triumph agrees to obtain from its carrier a certificate of insurance covering the entire original participation (and to similarly obtain amendments to the coverage for any Additional Interests thereafter assumed) and to provide a copy of such certificate to Reef and SSI. All parties agree to bear their proportionate shares of the cost of any such premium and any deductibles applicable to any claim.

7.1                                 It is expressly understood and agreed that if Triumph should elect not to participate in completion of the Initial Test Well, or to participate in any Additional Operations, and if as a result of that election Triumph should cease to have an economic interest in the Well or any subsequent Well, the insurance afforded under Triumph’s policy will likely not be available to Reef and/or SSI in which case those parties will be responsible for securing their independent coverage.

7.2                                 All parties hereto shall be responsible for obtaining and/or maintaining such additional insurance, including general liability and employer’s liability coverage, to insure their interests beyond any insurance available through Triumph’s carrier, it being understood that Triumph makes no representations regarding the availability or sufficiency of any such coverage.

8.                                       ASSIGNMENTS.     Subject to such consents as are required wader the SMEC agreements, Triumph shall at its earliest convenience provide recordable assignments to Reef and SSI of such interests as are earned in the Well, Prospect and Leases. In the event that the terms of the JOA should require that the Operator be permitted to continue a single billing and notice to all of the parties hereto, Triumph agrees to continue to act as agent for the remaining parties hereto, in which case Triumph shall provide invoices and notices to the other parties promptly after receipt from SMEC, each party then being responsible for payment of their share of the obligations represented by any such invoice. To the extent permitted under the JOA, the parties hereto agree that subsequent elections for participation in Additional Operations under the JOA shall be dealt with pursuant to the provisions of Article 6 hereof.

9.                                       NO PARTNERSHIP CREATED.                  This agreement is not intended to create and shall not be construed as creating a partnership or joint venture among the parties. The rights, duties, and obligations of the parties under this agreement shall be severable and not joint or collective.

10.                                 MISCELLANEOUS.

10.1                           This Agreement shall be binding upon the parties hereto, their heirs, successors and assigns.

10.2                           This Agreement shall be governed by the laws of the State of Louisiana and any disputes arising out of this Agreement shall be subject to arbitration in Lafayette, Louisiana under the rules of the American Arbitration Association.

If this meets with your understanding of our agreement, we would ask that each of you execute two duplicates of this agreement where shown below and provide to us such acceptances. This agreement may be executed in counterpart form and the separate signature pages combined.

Sincerely,
TRIUMPH ENERGY, INC.

/s/ Don E. Claxton

Don E. Claxton, President

Accepted and agreed to this       day of March, 2003.

Reef Global Energy Ventures I, L.P.

/s/ Michael J. Mauceli
By: Michael J. Mauceli
Managing Member of Reef Partners LLC, the
General Partner of Reef Global Energy Ventures I, L.P.

Accepted and agreed to this 21st day of March, 2003.

Stokes & Spiehler, Inc.

/s/ Bruce Jordan
By: Bruce Jordan
Title: President

Exhibit A

Gross Cost

Promoted 10% WI Cost

St Mary Drilling AFE (DHC)	$2,269,200	$302,711
Land Cost	$511,074	$51,107
Sub-Total	$2,780,274	$353,818

Blowout Insurance	NA	$20.650

Total DHC Cost to 10% WI		$374,468

TEI Share of 10% WI = 30% or $112,340

Stokes & Spiehler Share of 10% WI = 30% or $112,340

Reef Share of 10% WI = 40% or $149,788